The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY RAISES 2014 GUIDANCE
EXPECTS FOURTH QUARTER EPS
IN THE RANGE OF $0.93 TO $0.98

PLYMOUTH, Minn., January 19, 2015 - The Mosaic Company (NYSE: MOS) announced today that it expects reported phosphates volume and phosphates and potash margins will exceed previously provided guidance ranges, and that potash volumes will be at the high end of guidance range, resulting in fourth quarter 2014 earnings per diluted share in the range of $0.93 to $0.98 per share, including approximately $0.10 in net benefits from notable items. The notable items include early estimates of discrete tax benefits, primarily related to the acquisition of a Brazilian distribution business, which may change. We expect earnings, excluding notable items, to be in the range of $0.83 to $0.88 per share.
“Demand for potash and phosphates exceeded our expectations during the fourth quarter,” said Jim Prokopanko, President and Chief Executive Officer. “We were cautiously optimistic going into the fall application season with good crop nutrient affordability and an empty supply chain, but customers came to the market in force, as they sought to position inventory in anticipation of a strong spring season and increasing crop nutrient prices.
“At Mosaic, we were prepared to meet the surge in demand, and our results for the quarter reflect the earnings power our business can deliver in good markets. Our Phosphates business sold 3.3 million tonnes of finished product during the quarter - well above our expectations - and our Potash business produced at a high operating rate due to a successful proving run at the Colonsay mine.
“We expect further business strength as we move into 2015, with strong demand for potash and phosphates continuing. We expect the first quarter of 2015 to reflect normal seasonal spring demand, minimally impacted by accelerated purchases in the fourth quarter of 2014, and are excited for the opportunities we see in the coming year.”

The Company will discuss fourth quarter 2014 results in more detail, as well as first quarter and full year guidance for 2015, during the earnings release on February 11, 2015.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Northern Promise Joint Venture, the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Northern Promise Joint Venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Northern Promise Joint Venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Northern Promise Joint Venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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